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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Perry					John				G.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

520 Cromwell Court
--------------------------------------------------------------------------------
                                    (Street)

Culpepper					VA			22701
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

WorldWide Video, Inc.	WWVD
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

9/00

________________________________________________________________________________
4.   Statement for Month/Year


February 14, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

	President
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
1. Title of Security (Instr. 3)
a) Common Stock
b) Common Stock
c) Common Stock
2. Transaction Date (Month/Day/Year)
a) 7/14/00
b) 7/14/00
c) 7/14/00
3. Transaction Code (Instr. 8)
a) S
b) S
c) S
4. Securities Acquired (A) or Disposed of (D) (Instr. 3,4, and 5)

Amount
a)  50,000
b)  10,000
c) 175,000
(A) or (D)
a) D
b) D
c) D
Price
a) $1.00/share
b) $0.10/share
c) $0.10/share
5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
a) 4,765,000
b) 4,765,000
c) 4,765,000
6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
a) D
b) D
c) D

7. Nature of Indirect Beneficial Ownership (Instr 4.)



*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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(Over)
SEC 1474(3-99)



FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
1. Title of Derivative Security (Instr. 3)
	None
2. Conversion or Exercise Price of Derivative Security

3. Transaction Date (Month/Day/Year)

4. Transaction Code (Instr. 8)

	Code

	V

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

	(A)

	(D)

6. Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable

	Expiration Date

7. Title and Amount of Underlying Securities (Instr. 3 and 4)

	Title

	Amount or Number of Shares

8. Price of Derivative Security (Instr. 5)

9. Number of Derivative Securities Beneficially Owned at End of Month (Instr.
4)

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)

11.	Nature of Indirect Beneficial Ownership (Instr. 4)



Explanation of Responses:
	None

/John G. Perry/			2/28/01
------------------------------  			---------
**Signature of Reporting Person 		Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1474(3-99)
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